EXHIBIT 99.1

RBC Life Sciences, Inc.

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:
For Immediate Release	Steve Brown, CFO
Tel: 972-893-4000
steveb@rbcls.com
www.rbclifesciences.com

RBC Life Sciences Reports Second Quarter Results

Irving, Texas (July 27, 2006) – RBC Life Sciences, Inc. (RBCL OTC:BB) today reported a 16% increase in net sales to $6,203,000 in the second quarter of 2006 compared to net sales of $5,358,000 in the same period of last year. Earnings before income taxes for the second quarter of 2006 increased 19% to $453,000. The Company’s net earnings in the second quarter of 2006 were $293,000, or $ 0.01 per share, compared to net earnings of $380,000, or $0.02 per share, in the second quarter of 2005.

Clinton Howard, CEO said, “The increase in second quarter earnings before income taxes over the same period last year was achieved even though this year we expensed general and administrative costs of approximately $309,000 related to our new subsidiary in South Korea. This earnings growth was driven by improved operating margins and sales increases in both of our operating segments, with particularly strong sales growth in nutritional product sales to our overseas licensees. Because earnings have now offset our net operating loss carryforwards, as determined for financial reporting purposes, we recorded a tax provision of $160,000 in the second quarter of 2006, which reduced net earnings below net earnings reported for the second quarter of 2005.”

On June 8, 2006 the Company name was changed from Royal BodyCare, Inc. to RBC Life Sciences, Inc. as approved by stockholders. RBC Life Sciences, a fully reporting company, was assigned a new OTC Bulletin Board trading symbol, RBCL.

The Company manufactures dietary supplements, including buffered magnesium ascorbate, and the antioxidant, Microhydrin® Plus ™ which scavenges free radicals that attack vital tissues. It also increases cellular hydration, recharges other antioxidants, and reduces lactic acid during strenuous labor or exercise. The Company markets other supplements often missing in modern diets, through independent distributors in North America, South Korea, and through international licensees.

MPM Medical, a wholly owned subsidiary of RBC, develops and markets a proprietary line of prescription and nonprescription products for wound management, sold through medical-surgical dealers, to nursing homes, hospitals, and cancer clinics.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

RBC Life Sciences, Inc.

Summary Results of Operations

	Quarters Ended June 30,
	2006	2005
Net sales	$6,203,000	$5,358,000

Earnings before income taxes	$453,000	$380,000
Provision for income taxes	160,000	—

Net earnings	$293,000	$380,000

Earnings per share – basic and diluted	$0.01	$0.02

Weighted average shares outstanding – basic	20,155,294	20,056,294

Weighted average shares outstanding – diluted	22,404,118	21,183,028

	Six Months Ended June 30,
	2006	2005
Net sales	$11,011,000	$9,498,000

Earnings before income taxes	$414,000	$372,000
Provision for income taxes	160,000	—

Net earnings	$254,000	$372,000

Earnings per share – basic and diluted	$0.01	$0.02

Weighted average shares outstanding – basic	20,149,794	20,056,294

Weighted average shares outstanding – diluted	22,491,663	20,619,661

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